Exhibit (m)

DREXEL HAMILTON MUTUAL FUNDS
SERVICE AND DISTRIBUTION PLAN UNDER RULE 12b-1

Drexel Hamilton Mutual Funds (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940 (the "Act").  This Plan relates to the applicable class of shares (the "Designated Class Shares") of each of the portfolios of the Trust identified in Appendix A hereto (each, a "Portfolio").  Appendix A may be amended from time to time as provided herein.

Section 1

This Plan authorizes the Trust, on behalf of each Portfolio, to pay to one or more persons or entities (which may but need not be affiliated with the Trust or any of its investment advisers, investment sub-advisers or other service providers), pursuant to agreements executed on behalf of the Portfolio, fees ("Fees") for services rendered and expenses borne in connection with the provision of shareholder services or distribution services with respect to the Designated Class Shares of the Portfolio.  On an annual basis, the aggregate amount of Fees with respect to the Designated Class Shares of a Portfolio paid under this Plan shall not exceed 0.25% of the Portfolio's average daily net assets attributable to the Designated Class Shares.

Section 2

The Fees may be paid by the Trust, on behalf of the Designated Class Shares of a Portfolio, under this Plan for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of Designated Class Shares of the Portfolio and for servicing accounts of holders of Designated Class Shares of the Portfolio.  The scope of the foregoing shall be interpreted by the Trustees of the Trust ("Board"), whose decision shall be conclusive except to the extent it contravenes established legal authority.  Without in any way limiting the discretion of the Board, the Fees may be paid on behalf of the Designated Class Shares of each Portfolio for the following:

(a)           activities primarily intended to result in the sale of Designated Class Shares of the Portfolio, including, but not limited to (i) compensation to, and expenses (including overhead and telephone expenses) of, underwriters, dealers, brokers, banks and other selling entities (including the Distributor) and sales and marketing personnel of any of them for printing of prospectuses and reports for other than existing shareholders of the Portfolio and the preparation, production and dissemination of sales, marketing and shareholder servicing materials information relating to the Designated Class Shares of the Portfolio; (ii) compensating underwriters, dealers, brokers, banks and other financial institutions who aid in the processing of purchase or redemption requests for Designated Class Shares of the Portfolio or the processing of dividend payments with respect to Designated Class Shares of the Portfolio, who provide information periodically to shareholders showing their positions in the Portfolio's Designated Class Shares, who forward communications from the Trust to shareholders of the Designated Class Shares of the Portfolio, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Designated Class Shares in light of the shareholders' needs, who respond to inquiries from Designated Class shareholders of the Portfolio relating to such services, or who train personnel in the provision of services; and (iii) services qualifying as a service fee under the rules of the Financial Industry Regulatory Authority;

(b)           administrative services to the Designated Class shareholders of the Portfolio, which may include (and are in addition to any such general services provided to the Portfolio as a whole): (i) transfer agency and sub-transfer agent services for beneficial owners of the Designated Class Shares of the Portfolio; (ii) aggregating and processing purchase and redemption orders of the Designated Class shareholders of the Portfolio; (iii) providing beneficial owners of the Designated  Class Shares of the Portfolio who are not record owners with statements showing their positions in the Portfolio; (iv) processing dividend payments for the Designated Class Shares of the Portfolio held beneficially; (v) providing sub-accounting services for the Designated Class Shares of the Portfolio held beneficially; (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners of the Designated Class Shares of the Portfolio who are not record owners; and (vii) receiving, tabulating and transmitting proxies executed by beneficial owners of the Designated Class Shares of the Portfolio who are not record owners; and

(c)           additional personal services to the Portfolio's Designated Class shareholders and/or for the maintenance of the Designated Class shareholder accounts of the Portfolio.

Section 3

This Plan and each related agreement must be approved by a majority of the Board ("Board Approval") and by a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan or any such agreement ("Disinterested Trustee Approval"), by vote cast in person at a meeting called for the purposes of voting on such agreement.  All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval.  Each agreement relating to the implementation of this Plan must contain the provisions required by Rule 12b-1 under the Act.

Section 4

The officers, investment adviser or Distributor of the Trust, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such payments were made.

Section 5

To the extent any activity is covered by Section 2 and is also an activity which the Trust may pay for on behalf of a Portfolio without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict the Trust from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

Section 6

This Plan shall not take effect with respect to any class of a Portfolio until it has been approved by a vote of at least a majority of the outstanding voting securities of that class of the Portfolio, unless this Plan is adopted prior to any public offering of the voting securities of that class of the Portfolio or the sale of such securities to persons who are not affiliated persons of that Portfolio, affiliated persons of such persons, promoters of that Portfolio or affiliated persons of such promoters.  This Plan shall be deemed to have been effectively approved with respect to any class of the Portfolio if a majority of the outstanding voting securities of that class of the Portfolio votes for the approval of the Plan.

Section 7

This Plan may not be amended in any material respect (including any amendment to add a Portfolio to Appendix A) without Board Approval and Disinterested Trustee Approval and may not be amended to increase materially the amount to be spent for distribution hereunder without such approvals and further approval by a vote of at least a majority of the outstanding voting securities of the affected class of the Portfolio.

Section 8

This Plan may continue in effect for longer than one year after its approval by the shareholders of the affected class of the Portfolio only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval, cast in person at a meeting called for the purpose of voting on this Plan.

Section 9

This Plan may be terminated with respect to any class of a Portfolio at any time by a vote of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreement related to the implementation of the Plan, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the outstanding voting securities of that class of the Portfolio.

Section 10

While this Plan is in effect, the Trust shall comply with the fund governance standards set forth in Rule 0-1(a)(7) under the Act.

Section 11

(a)           As used in this Plan, the terms "interested person" and "related agreement" shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission ("SEC") thereunder and the term "vote of a majority of the outstanding voting securities" of a class of the Portfolio shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the SEC.

(b)           If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

As amended, August 29, 2012

APPENDIX A
(to the Designated Class Shares
Service and Distribution Plan under Rule 12b-1)

As of August 29, 2012

Drexel Hamilton Centre American Equity Fund – Existing Class (referred to as Institutional Class Shares in the Prospectus dated November 16, 2011)*

Drexel Hamilton Multi-Asset Real Return Fund – Investor Class Shares

* The plan is effective with respect to the class, but implementation of the plan has been delayed.

A-1